AZZ First Quarter – Fiscal Year 2012
June 30, 2011

AZZ incorporated Reports Results for the
First Quarter of Fiscal Year 2012, and Dividend Declared

For the three months – Revenues Increase 48%, Net income up 49%, Earnings per Share Increased 47% and Incoming Orders Increase 54%

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

June 30, 2011 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the first quarter ended May 31, 2011. Revenues for the first quarter were $114.3 million compared to $77.5 million for the same quarter last year, an increase of 48 percent. Net income for the quarter was $9.5 million, or $0.75 per diluted share, compared to net income of $6.4 million, or $0.51 per diluted share, in last year’s first fiscal quarter.

Backlog at the end of the first quarter was $114.7 million. Backlog at the end of the first quarter of FY 2011 was $111.0 million and $108.4 million at February 28, 2011.  Incoming orders for the first quarter were $120.6 million while shipments for the quarter totaled $114.3 million, resulting in a book to ship ratio of 106 percent.    Of the backlog of $114.7 million, 30 percent is to be delivered outside of the U.S.

Revenues for the Electrical and Industrial Products Segment for the first quarter of FY 2012 were $48.3 million as compared to $37.2 million for the same quarter last year, an increase of 30 percent.  Operating income for the segment increased 12 percent to $7.4 million compared to $6.6 million in the same period last year.  Operating margins for the first quarter were 15 percent compared to 18 percent in the same quarter last year.

Revenues for the Company’s Galvanizing Service Segment for the first quarter were $66.1 million, compared to the $40.3 million in the same period last year, an increase of 64 percent.  Operating income was $17.1 million as compared to $11.5 million in the prior period, an increase of 49 percent. The acquisition of North American Galvanizing accounted for $18.3 million of the increase in revenues and $3.8 million of the increase in operating income. Tonnage shipped increased 64 percent when compared to the prior period. Operating margins for the first quarter were 26 percent compared to 28 percent in the same quarter last year.

AZZ First Quarter – Fiscal Year 2012
June 30, 2011

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “As we reported last quarter, opportunities are increasing, but pricing remains a challenge due to competitive forces. This has and will continue to impact our backlog growth as we continue to adhere to our margin targets for new business. We are pleased that our book to ship ratio was strong despite these competitive conditions as we strive to improve the margins in our backlog.  Quarterly revenues reflected improvement in both segments and is encouraging. Operating margins, while below our prior year, were in line with our internal expectations.  Galvanizing had another quarter of solid organic and acquisition growth.  Our customers remain concerned as to what the domestic and international market growth will be.  Effective execution on all our opportunities, expansion of served domestic and international markets, and seeking out additional product and market opportunities to further enhance our strategic position will continue to be the focus and emphasis of our activities.”

Based upon the evaluation of information currently available to management, we are revising our fiscal year 2012 guidance for revenues to be in the range of $450 to $475 million. Our earnings guidance is revised and anticipated to be within the range of $2.90 to $3.10 per diluted share.  The previously issued guidance was for revenues to be in the range of $425 to $450 million and that fully diluted earnings per share would be in the range of $2.70 to $3.05.  Our guidance does include the increased interest expense in fiscal 2012 of $0.34 per diluted share associated with the $125 million of Senior Private Placement Notes issued on January 20, 2011.

Additionally, the Company announced that the Board of Directors, at its regularly scheduled quarterly meeting, declared a 25 cent per share cash dividend on the Company’s common stock outstanding.  The dividend with be paid at the close of business on July 29, 2011, to shareholders of record on July 15, 2011.

AZZ incorporated will conduct a conference call to discuss financial results for the first quarter of fiscal year 2012 at 4:30 P.M. ET on Thursday, June 30, 2011.  Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at www.azz.com/azzinvest.htm.   A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10001453, or for 30 days at www.azz.com/azzinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects, “ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2011 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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AZZ First Quarter – Fiscal Year 2012
June 30, 2011

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended May 31,
	2011	2010
	(unaudited)	(unaudited)

Net sales	$114,333	$77,475
Costs and Expenses:
Cost of Sales	83,264	53,911
Selling, General and Administrative	13,049	12,275
Interest Expense	3,471	1,691
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	231	(9)
Other (Income)	(647)	(364)
	$99,368	$67,504

Income before income taxes	$14,965	$9,971
Income Tax Expense	5,500	3,598
Net income	$9,465	$6,373
Net income per share
Basic	$.75	$.51
Diluted	$.75	$.51
Diluted average shares outstanding	12,645	12,549

Segment Reporting
(in thousands)

	Three Months Ended May 31,
	2011	2010
	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$48,266	$37,161
Galvanizing Services	66,067	40,314
	$114,333	$77,475

Segment Operating Income:
Electrical and Industrial Products	$7,414	$6,610
Galvanizing Services	17,121	11,473
Total Segment Operating Income	$24,535	$18,083

AZZ First Quarter – Fiscal Year 2010
June 25, 2010

Condensed Consolidated Balance Sheet
(in thousands)

	May 31, 2011	February 28, 2011
	(unaudited)	(audited)

Assets:
Current assets	$289,464	$284,019
Net property, plant and equipment	124,815	125,362
Other assets, net	156,299	157,144
Total assets	$570,578	$566,525

Liabilities and shareholders’ equity:
Current liabilities	$68,962	$58,186
Long term debt due after one year	210,714	225,000
Other liabilities	27,204	27,321
Shareholders’ equity	263,698	256,018
Total liabilities and shareholders’ equity	$570,578	$566,525

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Three Months Ended May 31,
	2011	2010
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$9,670	$4,169
Net cash provided by (used in) investing activities	(4,558)	(2,126)
Net cash provided by (used in) financing activities	(3,096)	(2,469)
Net cash provided by (used in) effect of exchange rate	(6)	(15)
Net increase (decrease) in cash and cash equivalents	2,010	(441)
Cash and cash equivalents at beginning of period	138,390	110,607
Cash and cash equivalents at end of period	$140,400	$110,166

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